Exhibit 5.1

November 16, 2015

Omega Healthcare Investors, Inc.

200 International Circle

Suite 3500

Hunt Valley, Maryland 21030

Ladies and Gentlemen:

We have acted as counsel to Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”), in connection with the issuance of shares of the Company’s common stock, $0.10 par value per share, (the “Shares”). The Shares are being offered pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being delivered in connection with (a) that certain Registration Statement on Form S-3 (File No. 333-      ), filed with the Securities and Exchange Commission (the “Commission”) on November 16, 2015 (the “Registration Statement”). An indeterminate amount of the Shares may be offered at indeterminate prices from time to time by the Company as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”) filed pursuant to Rule 424 under the Act.

In connection herewith, we have examined:

1.	the Second Amended and Restated Agreement of Limited Partnership of OHI Healthcare Properties Limited Partnership, dated as of April 1, 2015 (the “Agreement”); and

2.	the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Amendment and Restatement and the Amended and Restated Bylaws of the Company and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system or other sites maintained by a court or governmental authority or regulatory body, and the authenticity of the originals of such latter documents. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	The Company is validly existing as a corporation under the laws of the State of Maryland.

2.	The issuance of up to 8,989,477 Shares pursuant to the Agreement has been duly authorized for issuance, and upon the issuance and delivery of such Shares and the receipt by the Company of all consideration therefor in accordance with the terms of the Agreement, such Shares will be validly issued, fully paid and non-assessable.

Omega Healthcare Investors, Inc.

November 16, 2015

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

Our opinions herein reflect only the application of the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States, and we do not express any opinions herein concerning any other law. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP

Bryan Cave LLP